Exhibit 23.1

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Scientific Games Corporation:

We consent to the reference to our firm under the heading "Experts" included in the registration statement on Amendment No. 1 to Form S-3 (No. 333-74590) and the related prospectus of Scientific Games Corporation for the registration of 5,447,588 shares of its Class A common stock, and to the incorporation by reference therein of our report dated December 15, 2000, with respect to the consolidated balance sheets of Scientific Games Corporation and subsidiaries as of October 31, 1999 and 2000 and the related consolidated statements of operations, stockholders' equity (deficit) and comprehensive loss, cash flows, and financial statement schedule for each of the years in the three-year period ended October 31, 2000, included in its Annual Report on Form 10-K.

                                          /s/ KPMG LLP


Short Hills, New Jersey
December 20, 2001